UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2012

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19140

Delaware	04-3216862
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(Address of principal executive offices, including zip code)

(919) 872-5578
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 9, 2012, DARA BioSciences, Inc. (the "Company") entered into an Exclusive Distribution Agreement (the "Distribution Agreement) with Uman Pharma Inc. ("Uman"). Pursuant to the Distribution Agreement the Company received an exclusive license to import, sell, market and distribute Uman's gemcitabine lyophilized powder product in 200mg and 1g dosage sizes (the "Licensed Product") in the U.S. Gemcitabine went off patent in 2011 in the U.S., and in 2010 in Europe, and is widely prescribed as first-line therapy for ovarian, breast, lung, and pancreatic cancers.

Under the terms of the Distribution Agreement Uman is responsible for all formulation, analytical, and manufacturing and development activities required for obtaining and maintaining required FDA regulatory approvals for commercial sale of the Licensed Product in the U.S. Uman plans to file an Abbreviated New Drug Application (ANDA) for the Licensed Product with the U.S. Food and Drug Administration (FDA) later this year. Subject to the terms of the Distribution Agreement, which requires the Company to make certain milestone and royalty payments and meet certain minimum sales requirements, the Company will have exclusive rights to commercialize gemcitabine manufactured by Uman in the U.S. for seven years from the date of the first commercial sale of gemcitabine by the Company.

Currently, the FDA review and approval process for generic products is taking on average approximately 36 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Date: February 15, 2012	By:	/s/ David J. Drutz, M.D.
David J. Drutz, M.D.
President and CEO